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                                                               Exhibit (99)


                                                 News Release

                                                 First Midwest Bancorp
                                                 300 Park Blvd., Suite 405
                                                 P.O. Box 459
                                                 Itasca, Illinois 60143-0459
                                                 (708) 875-7450

                                     Contact:    James M. Roolf
FOR IMMEDIATE RELEASE                            (708) 875-7452
                                     Traded:     NASDAQ/NMS
                                     Symbol:     FMBI


                    FIRST MIDWEST BANCORP ANNOUNCES
                       STOCK REPURCHASE PROGRAM



ITASCA, IL., November 17, 1995 -- First Midwest Bancorp, Inc.
(NASDAQ/NMS:FMBI) has announced that at its regular quarterly meeting on November 15, the Board of Directors authorized the repurchase of up to 800,000 shares, or approximately 6.5%, of its Common Stock outstanding.
The authorization permits the Company to repurchase shares from time to time in both open market and private transactions. Incident to this authorization, the Board rescinded a November, 1993 repurhcase authorization.

The repurchased shares will be reserved for future issuance in conjunction with the Company's dividend reinvestment plan, qualified and nonqualified retirement plans, stock option plans as well as for other general corporate purposes. The authorization has no time limitation and will see management effect repurchases as deemed prudent.

Additionally, the Board amended the Company's Rights Agreement first adopted in 1989. The Amendments were the result of a routine review and updating of certain provisions of the Rights Agreement. Among other amendments, the threshold at which an acquiring person will "trigger" the rights was lowered from 15% to 10% and the exercise price was increased to $100.

Robert P. O'Meara, President and CEO, First Midwest Bancorp, Inc., stated, "These
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changes were made in the regular process of reviewing our Rights
Agreement and were not made in response to any takeover or related overture."

A letter to stockholders regarding the amended rights Agreement and a summary of certain terms of this amended Rights Agreement will be mailed to stockholders shortly.

At $3.0 billion, First Midwest Bancorp is Illinois' third largest publicly traded bank holding company and is engaged in commercial banking, investment management, trust and mortgage activities in northern Illinois.


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